Exhibit 99.1

News release

QLT PROVIDES UPDATE ON ITS PROPOSED ACQUISITION OF INSITE VISION INCORPORATED

For Immediate Release	August 21, 2015

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) announces that it has been advised by InSite Vision Incorporated (“InSite”) that the board of directors of InSite has determined in good faith after consultation with its independent financial and legal advisors that the previously announced unsolicited offer from a multi-national pharmaceutical company (the “Bidder”) to acquire all of the issued and outstanding shares of InSite (the “Proposal”) constitutes a “Company Superior Proposal” as defined in the Agreement and Plan of Merger, dated June 8, 2015, by and among Insite, QLT and Isotope Acquisition Corp., as amended and restated (the “Merger Agreement”).  InSite has further advised QLT that InSite intends, subject to QLT’s right to match the Proposal, to terminate the Merger Agreement and enter into an agreement with the Bidder to implement the Proposal.

Under the Merger Agreement, QLT has the option until 5:00 p.m. PDT on Wednesday, August 26, 2015 (the “Negotiation Period”), to negotiate a possible amendment to the terms of the Merger Agreement to match or exceed the Proposal.  InSite has advised QLT that it intends to negotiate in good faith with QLT during the Negotiation Period.  If at the end of the Negotiation Period such amended QLT proposal results in the Proposal not being a “Company Superior Proposal” under the Merger Agreement, InSite and QLT will enter into an agreement to reflect the amended terms of the transaction.  In the event that QLT elects not to match or exceed the Proposal and if InSite terminates the Merger Agreement in order to enter into an agreement with the Bidder, then InSite is required to pay a termination fee to QLT in the amount of $1,170,000.

QLT is considering its position with respect to the Proposal and its matching right, and will keep the market apprised of further developments.

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide.  We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the transactions referred to in this material, the Company has filed a registration statement on Form S-4 with the SEC containing a proxy statement of InSite that also constitutes a preliminary prospectus of the Company.  After the registration statement is declared effective InSite will mail a definitive proxy statement/prospectus to stockholders of InSite.  This material is not a substitute for the proxy statement/prospectus or registration statement or for any other document that the Company or InSite may file with the SEC and send to the Company’s and/or InSite’s stockholders in connection with the proposed transactions.  INVESTORS AND SECURITY HOLDERS OF QLT AND INSITE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by the Company or InSite through the website maintained by the SEC at http://www.sec.gov and, in the Company’s case, also on the System for Electronic Document Analysis Retrieval (“SEDAR”) website maintained by the Canadian Securities Administrators at www.sedar.com.  QLT shareholders may also obtain these documents, free of charge, from the Company’s website at www.qltinc.com under the heading “Investors” and then under the heading “Proxy Circulars” or upon request directly to the Company to the attention of “QLT Investor Relations,” 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5.  Copies of the documents filed with the SEC by InSite Vision are available free of charge on InSite Vision’s website at www.InSiteVision.com or by contacting InSite at 510-747-1220.

QLT and InSite and certain of their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015. Information about the directors and executive officers of InSite Vision is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 18, 2015.  These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, have been included in the proxy statement and other relevant materials filed with the SEC.

QLT Inc. Contacts:

For Investors:

Andrea Rabney or David Pitts

Argot Partners

P: 212-600-1902

andrea@argotpartners.com

david@argotpartners.com

For Media:

Chuck Burgess or Mike Pascale

Abernathy MacGregor

P:212-371-5999

clb@abmac.com

mmp@abmac.com